Exhibit 3.1(d)

Document must be filed electronically. Paper documents are not accepted. Fees & forms are subject to change. For more information or to print copies of filed documents, visit www.sos.state.co.us.	Colorado Secretary of State Date and Time: 01/21/2014 06:57 AM ID Number: 20111159069 Document number: 20141038348 Amount Paid: $25.00

ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment
filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

ID number:	20111159069

1. Entity name:	Hughes Satellite Systems Corporation
(If changing the name of the corporation, indicate name before the name change)

2. New Entity name: (if applicable)

3. Use of Restricted Words (if any of these terms are contained in an entity name, true name of an entity, trade name or trademark stated in this document, mark the applicable box):	☐ “bank” or “trust” or any derivative thereof ☐ “credit union” ☐ “savings and loan” ☐ “insurance”, “casualty”, “mutual”, or “surety”

4. Other amendments, if any, are attached.

5. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

6. If the corporation’s period of duration as amended is less than perpetual, state the date on which the period of duration expires:
(mm/dd/yyyy)

or

If the corporation’s period of duration as amended is perpetual, mark this box: ☒

7. (Optional) Delayed effective date:
(mm/dd/yyyy)

Notice:

Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual’s act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

8. Name(s) and address(es) of the individual(s) causing the document to be delivered for filing:	Yost	Jeanne	A.
	(Last)	(First)	(Middle)	(Suffix)

11717 Exploration Lane
(Street name and number or Post Office information)

	Germantown	MD	20876
	(City)	(State)	(Postal/Zip Code)

United States
	(Province – if applicable)		(Country – if not US)

(The document need not state the true name and address of more than one individual. However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box ☐ and include an attachment stating the name and address of such individuals.)

Disclaimer:

This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user’s attorney.

ATTACHMENT
TO
ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
HUGHES SATELLITE SYSTEMS CORPORATION

The Articles of Incorporation of Hughes Satellite Systems Corporation (the “Articles”) are hereby amended by adding the following Articles 6 and 7:

Article 6. Limitation of Liability.

A director’s personal liability to the corporation or its shareholders is limited to the fullest extent permitted by the Colorado Business Corporation Act, as now or hereafter in effect. Any repeal or modification of this Article shall not adversely affect any right or protection of a director hereunder existing at the time of such repeal or modification.

Article 7. Indemnification.

A.  To the fullest extent permitted by Colorado Business Corporation Act as now or hereafter in effect, the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal by reason of the fact that he is or was a director, officer, employee, fiduciary or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines an amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding. The termination of any action, suit or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in accordance with the Colorado Business Corporation Act as now or hereafter in effect.

B.  To the extent that a director, officer, employee, fiduciary or agent of a corporation has been wholly successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraph A of this Article, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys fees) actually and reasonably incurred by him in connection therewith.

C.  Expenses (including attorneys fees) incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation as they are incurred and in advance of the final disposition of such action upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined by a final order of a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation.

D.  The corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article.

E.  Any repeal or modification of this Article shall not adversely affect any right or protection of a director, officer or other person hereunder existing at the time of such repeal or modification.